                                                                    Exhibit 10.9

                              CODESHARE AGREEMENT
                              -------------------


     This CODESHARE AGREEMENT ("Agreement") is entered into as of the 30th day of June, 1997 by and between Western Pacific Airlines, Inc., a Delaware corporation ("WestPac") and Frontier Airlines, Inc., a Colorado corporation ("Frontier").

     WHEREAS, the parties hereto have entered into an agreement to merge Frontier into WestPac (the "Merger Agreement") and

     WHEREAS, pending completion of the Merger including receipt of all necessary approvals and consents, the parties wish to enter into a joint marketing relationship, generally known as a code share agreement; and

     WHEREAS, each party desires to allow the other party to assign its two letter airline designator code to flights operated by the other party;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, Frontier and WestPac agree as follows:

     1.0.    DEFINITIONS
             -----------

     1.1. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement have the meanings indicated below:

     "Airline Guides" means the printed and electronic data versions of the "Official Airline Guide" and "ABC World Airlines Guide," and their respective successors.

     "Applicable Law" means all applicable laws of any jurisdic tion, including without limitation securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any competent authority and the rules, regulations, orders, interpretations, licenses and permits of any competent authority.

     "Codeshare Flights" has the meaning given in Section 2.1.

     "Codeshare Passenger" means a passenger traveling on a Marketing Carrier Ticket.

     "CRS" means a computerized reservations system owned or operated by any entity, including either party to this Agreement, that contains information about commercial airline schedules, fares, cargo rates, passenger and cargo tariff rules, and flight availability that is made available to travel agents, cargo agents, and other non-airline entities to facilitate their ability to make reservations and issue tickets and air waybills.

     "Marketing Carrier" means the party whose Code is shown in the carrier code box of a flight coupon for a Codeshare Flight but which is not the Operating Carrier.

     "Marketing Carrier Ticket" means a ticket issued by the Marketing Carrier, Operating Carrier or a third party showing the Marketing Carrier's Code in the carrier box of the flight coupon.

     "Marketing Flight(s)" means a Codeshare Flight when shown only as a flight of the Marketing Carrier.

     "Operating Carrier" means the party having operational control of an aircraft used for a given Codeshare Flight.

     "Ticketing Carrier" means a party to this Agreement or a third party, as the case may be, whose traffic documents are used to issue a ticket.

     2.0.    CODESHARE SERVICE
             -----------------

     2.1. The parties will mutually designate certain flights ("Codeshare Flights") on the city-pair(s) identified in Exhibit A to this agreement on which the parties will share their two letter designator codes ("W7" for WestPac and "F9" for Frontier, both being referred to as the "Codes"), as published in the Airlines Guides or CRS's from time to time. The sharing of Codes for Codeshare Flights will occur from and after the respective Implementation Date shown on Exhibit A, unless otherwise agreed by the parties.

     2.2. The parties will prepare a procedures manual containing detailed procedures for implementing this Agreement. The procedures manual, including the amendments or additions the parties may make from time to time (in accordance with changes in Applicable Law or for other mutually agreed reasons), is incor porated into and made a part of this Agreement. However, any current or future provisions of the procedures manual which conflict with this Agreement will not be deemed to amend this Agreement and will be superseded by the Agreement to the extent they are inconsistent or incompatible, unless the parties otherwise agree in writing. The foregoing manual, as amended and supple mented from time to time, is referred to in this Agreement as the"Procedures Manual". The parties agree to complete and agree on the initial Procedures manual no later than 15 days before the first date that a Codeshare Flight is conducted (the "Implemen tation Date", as contemplated in Exhibit A).

     2.3. The Operating Carrier must provide at least the same standard of in-flight services to Codeshare Passengers as it provides to its own passengers and, must perform its services with respect to Codeshare Passengers in a first quality manner, reasonably in accordance with the standards of customer service established by the Marketing Carrier. Current general passenger service procedures and policies for the Codeshare Flights will be detailed in the Procedures Manual. In order to ensure a con sistently high standard of passenger service, the parties will establish a joint quality monitoring group (consisting of personnel from the parties' respective reservations, scheduling, yield management, airport services and other relevant departments) no later than 30 days before the

Implementation Date which will meet as necessary to review, refine and improve passenger service procedures during the term of this Agreement, but no less frequently than once during each quarter.

     2.4. The parties will use commercially reasonable efforts to coordinate their schedules to maximize the convenience, and minimize the waiting time, of passengers connecting to and from Codeshare Flights to connecting flights operated by the parties, although neither party is obligated to operate a specific flight or schedule (each party retaining the right to determine the final service schedule of its flights). Each party will assign individuals to serve as schedule coordinators to exchange schedule information on a regular basis and to meet when necessary to improve the coordination of the parties' flight schedules.

     2.5. In the event of flight cancellations or other schedule irregularities, the Operating Carrier is required to reaccommodate Codeshare Passengers in accordance with the same criteria applied to its own passengers and as further detailed in the Procedures Manual.

     2.6. The text and delivery of in-flight announcements that relate to the Codeshare Passengers will be agreed in advance by the parties, subject to Applicable Law, and will be further detailed in the Procedures Manual.

     2.7. In the event this Agreement is silent with respect to which party's policies and procedures are applicable to a Codeshare Flight, and absent any other agreement, Procedure Manual provision or applicable Law, the policies and procedures of the Operating Carrier apply.

     2.8. The Operating Carrier agrees to employ prudent safety and loss prevention policies. The Operating Carrier has final authority and responsibility concerning the operation and safety of the aircraft and its passengers. In emergencies, the parties will adhere to the emergency procedures for Codeshare Passengers contained in the Procedures Manual.

     2.9. Neither party to this Agreement shall propose to the other any agreement on: (a) price, (b) routes, (c) frequency of service, (d) schedules (except for adjustments in time necessary to facilitate connections as provided for in Section 2.4 hereof), or (e) types of equipment used on routes. Each party shall make its own decisions on those matters unilaterally without consulting the other party.

     3.0.    COST SHARING
             ------------

     3.1. Each party will bear its expenses associated with implementing and managing the cooperative services contemplated in this Agreement, in accordance with the following general principles;

             (a) Each party will generally bear its own out-of-pocket and other expenses that must be incurred, if any, in order to bring its facilities, equipment and personnel to a minimum level shown in industry experience to be necessary to implement and manage the cooperative services contemplated in this Agreement. Following implementation of the Codeshare

Flights, each party will bear its own expenses for ongoing maintenance of the improvements mentioned herein and for the marketing of their respective services. Ongoing joint marketing and promotional expenses related to the Codeshare services will be mutually agreed upon both with respect to the scope and the manner in which such expenses will be borne.

             (b) The expenses of mutually agreed joint facili ties and any future projects that will substantially benefit the parties' codeshare alliance will be shared equally, except as otherwise agreed. The expenses of developing and placing any roadside, exterior, check in, concourse, gate and baggage service signage at airports served by the Codeshare Flights in order to facilitate travel on Codeshare Flights will be borne by the party whose name and/or logo is being added.

     4.0.    INVENTORY CONTROL AND PROCEDURES
             --------------------------------

     4.1. The Marketing Carrier will have access to the Operating Carrier's inventory through an automated computerized interface which both parties will maintain throughout the term of this Agreement to expedite the sale of inventory on the Codeshare Flights. Detailed procedures for implementing and maintaining seat inventory access will be contained in the Procedures Manual.

     4.2. The parties will map inventory classes of the Marketing Flights to inventory classes of the Operating Carrier on the Codeshare Flights, as set forth in the Procedures Manual. The parties will endeavor to map the average coupon value of the Marketing Carrier's inventory classes to comparable classes of the Operating Carrier to provide nondiscriminatory access for bookings made by the Marketing Carrier for passengers yielding comparable revenue values; it being understood, however, that the Operating Carrier retains ultimate control over the opening, closing and other management of seat inventory availability on Codeshare Flights.

     4.3. The Marketing Carrier will be able to book Codeshare Passengers up to the same maximum seat inventory (including authorized overbooking) available to the Operating Carrier for a Codeshare Flight.

     4.4. The Operating Carrier and the Marketing Carrier will each assign one or more individuals to serve as inventory control coordinators, who will, to the extent permitted by applicable law, exchange information routinely and conference as necessary to assure that reasonable seat inventory on Codeshare Flights is made available to the Marketing Carrier.

     5.0.    MARKETING AND PRODUCT DISPLAY
             -----------------------------

     5.1. Subject to Applicable Law, each party will treat Marketing Flights of the party at least as favorably as its own flights with respect to advertising, promotion and distribution activities.

     5.2. The parties will jointly market the Codeshare Flights in accordance with a jointly developed marketing plan. The marke ting plan may, except to the extent prohibited by Applicable

Law, take into account the following: product, market objectives, performance measurements and reporting, strategies, activity plans, communications plans and budgets.

     5.3. Each party covenants and represents that its respective advertising and promotions will be in compliance with Applicable Law. The Marketing Carrier will disclose, through industry-approved schedule mechanisms (to be defined in the Procedures Manual - e.g., CRSs and Airline Guides), to consumers and travel agents and others selling the Codeshare flights, as well as through appropriate advertising and point-of-sale disclosures, that each Codeshare flight is actually a flight of and operated by the Operating Carrier.

     5.4. Each party will include the Marketing Flights in all published listings of industry schedules, including Airline Guides, CRSs and reservations Systems of the parties and other airlines with which each party exchanges interline reservations and traffic.

     5.5. The Marketing Carrier may show the Marketing Flights, to the extent permitted by Applicable Law, in Airline guides, CRSs and reservations Systems as using the Marketing Carrier's Code. Any costs incurred for the publication of Marketing Flights or connections to and from such flights in the Airline Guides, CRSs and Reservations Systems will be borne by the party whose Code is displayed on such published flight.


     6.0.    TRAFFIC DOCUMENT ISSUANCE/SETTLEMENT; OTHER PAYMENT
             ---------------------------------------------------

     6.1. Passenger traffic documents for use on Codeshare Flights may be issued by either party, or third parties with whom the parties from time to time have interline traffic agreements, as for any other flight of the Marketing Carrier or Operating Carrier.

     6.2. The acceptance of passenger traffic documents used in connection with the Codeshare Flights, and settlements between the parties for documents honored by the parties, will be governed by the same procedures as those set forth in the IATA Interline Traffic Agreement IATA Revenue Accounting Manual and ACH Manual. The Ticketing Carrier, whether it be the Marketing Carrier or a third party will receive the standard industry interline service charge. The proration of through fares on Codeshare Flights utilizing the services of both parties hereto shall be as mutually agreed by the parties.

     6.3. Unless otherwise mutually agreed by both parties and specifically set forth in the Procedures Manual, all tickets (including Marketing Carrier Tickets) used and honored on Codeshare flights will be uplifted and retained by the Operating Carrier, which is responsible for processing and billing of such documents using normal IATA interline settlement process. Marketing Carrier tickets will be treated for billing purposes as if they showed the Code of the Operating Carrier in the carrier code box of the flight coupon. The Ticketing Carrier, whether it be the Marketing Carrier or a third party, will receive the standard interline service charge.

     7.0.    PASSENGER RESERVATIONS
             ----------------------

     7.1. The Marketing Carrier will pay any segment booking fees assessed by any CRS (including one owned in whole or in part by either party) for bookings on Marketing Flights.

     8.0.    INVOLUNTARY REROUTING AND DENIED BOARDING
             -----------------------------------------

     8.1. The parties will adhere to the procedures for involuntary rerouting and denied boarding of passengers that will be contained in the Procedures Manual and otherwise in accordance with Applicable Law. The Operating Carrier will pay denied boarding compensation or otherwise compensate passengers, including Codeshare Passengers, for denied boarding as further detailed in the Procedures Manual.

     9.0.    BAGGAGE
             -------

     9.1. With respect to baggage of passengers traveling on Codeshare Flights, the parties will adhere to the procedures in the Procedures Manual.

     10.0.   TRAINING
             --------

     10.1. Except as otherwise agreed, each party will provide or arrange for, at its own cost, all required initial and recurring training of its own personnel to facilitate the Codeshare Flights and operations at airports served by Codeshare Flights, reserva tions and ticket offices, and other points of contact between the parties and with the public. This training will include passenger service, reservations and sales activities, and in-flight service involving the Codeshare Flights, all as more fully described in the Procedures Manual.

     11.0.   SECURITY
             --------

     11.1. The Operating Carrier reserves the right to apply the provisions of its own security programs with regard to the carriage of all passengers, baggage, and cargo on board Codeshare Flights. Such provisions will include any then applicable procedures used for the physical screening of passengers, baggage or cargo, interviewing of passengers, or selective loading of baggage or cargo.

     11.2. The parties agree to cooperate in matters of security procedures, requirements, and obligations at all airports served by Codeshare Flights.

     12.0.   FREE AND REDUCED RATE TRANSPORTATION
             ------------------------------------

     12.1. All airline industry non-revenue (i.e., "ID" tickets) travel on Codeshare Flights will be administered by the Operating Carrier according to the terms and conditions contained in any relevant agreements between the Operating Carrier and other parties, including the Marketing Carrier.

     12.2. All other free or discounted travel (i.e., "AD" tickets, Tour Conductor, Escort, Familiarization, etc.) on Codeshare Flights by passengers ticketed by the Marketing Carrier will be administered in accordance with separate agreements of the parties.

     13.0.   TRADEMARKS AND CORPORATE IDENTIFICATION
             ---------------------------------------

     13.1. It is understood and agreed that the logos, trade marks, service marks and trade names of WestPac and its Affiliates will be and remain at all times their exclusive property and that the logos, trademarks, service marks and
trade names of Frontier   will be and remain at all times the exclusive property
of Frontier regardless of whether such marks and names are registered or registrable. Neither party may use the logos, trademarks, service marks and trade names of the other party without the other party's prior written consent.

     13.2. Frontier grants to WestPac, and WestPac accepts, a non-exclusive, non-transferable, royalty-free license for the term of this Agreement to use the service mark "Frontier", subject to the further terms and conditions of this Agreement. This license is limited to the use of the Frontier Licensed Trademark in con nection with the advertising and promotion of the cooperative air transportation services contemplated by this Agreement and only within the United States.

     13.3. WestPac grants to Frontier, and Frontier accepts, a non-exclusive, non-transferable, royalty-free license for the terms of this Agreement to use the service mark "Western Pacific Airlines", subject to the further terms and conditions of this Agreement. This license is limited to the use of the Western Pacific Licensed Trademark in connection with the advertising and promotion of the cooperative air transportation services contem plated by this Agreement and only within the United States.

     14.0.   TAXES
             -----

     14.1. Any net or gross income or franchise taxes (or taxes of a similar nature) on the revenues or income or any measure thereof from the sale of air transportation are the responsibility of the Operating Carrier to the extent those segments are flown by the Operating Carrier.

     14.2. Each Party further agrees to indemnify, defend and hold the other party harmless from and against Taxes levied upon or advanced by the indemnified party but that ultimately the indem nifying party would be responsible for paying and resulting from any transaction or activity contemplated under this Agreement. If a party receives notice from any taxing authority with respect to an assessment or potential assessment or imposition of any Tax (collectively an "Assessment"), that the other party would be responsible for paying, either directly or through an indemnifi cation claim under Section 18 hereof, then the party so notified must inform the other party in writing within 10 days and the claim will be the responsibility of the indemnifying party as to its defense and settlement. The foregoing indemnity obligation survives the termination of this Agreement.

     15.0.   LIABILITY
             ---------

     15.1. NEITHER PARTY WILL BE LIABLE FOR ANY CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS, OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING FROM ANY PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE EXISTENCE OF SUCH DAMAGES, AND EACH PARTY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY REGARDING SUCH DAMAGES.

     16.0.   COVENANT TO COMPLY WITH ALL LAWS
             --------------------------------

     16.1. Each party undertakes to comply with the requirements of any applicable Workers' Compensation legislation, and will keep covered by legally mandated insurance all persons employed by it in connection with this Agreement. Each party will, upon request by the other party, provide evidence of such insurance coverage and compliance with such legal obligations.

     16.2. If either party believes that any provisions of this Agreement are contrary to any Applicable Law, that party will notify the other party promptly, in writing together with a description of the perceived violation and supporting written materials that facilitate the other party's investigation of such perceived violation. If both parties agree that there is an actual or potential violation of Applicable Law, the affected provisions will be treated in accordance with Section 32.1 as regards sever ability and modification of this Agreement.

     17.0.   PUBLICITY
             ---------

     17.1. Except as required by Applicable Law, neither party may issue any written press release concerning this Agreement without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

     18.0.   INDEMNIFICATION
             ---------------

     18.1. WestPac shall defend, indemnify and hold harmless Frontier, its officers, directors, affiliates, employees, agents and representatives from and against any and all claims, Assess ments, causes of action, lawsuits and damages arising from or in connection with WestPac's responsibilities, obligations, and performance under this Agreement and arising from its carriage.

     18.2. Frontier shall defend, indemnify and hold harmless WestPac, its officers, directors, affiliates, employees, agents and representatives from and against any and all claims, Assessments, causes of action, lawsuits and damages arising from or in connec tion with Frontier's responsibilities, obligations, and performance under this Agreement and arising from its carriage.

     18.3.   Liability and Insurance
             -----------------------

             (a) The Operating Carrier shall undertake any liabilities arising out of its operation, and shall procure and maintain for the benefit of the

                         Marketing Carrier, during the term of this Agreement, with insurance carriers of known financial responsibility, insurance of the type and in the amounts listed below.


                  (1) Comprehensive Airline Liability insurance, including Comprehensive General Liability and Cargo Liability Insurance, in an amount not less than Five Hundred Million United States Dollars ($500,000,000) per any one occur rence. Said policy (i) shall be primary without right of contribution from any insurance carried by the Marketing Carrier, (ii) shall name the Marketing Carrier and its affiliates, subsidiaries, and their respective directors, officers, agents, servants, and employees as additional insured, (iii) shall contain a cross liability clause and a breach of warranty clause in favor of the Marketing Carrier, and
                         (iv) shall specifically ensure the Operating Carrier's Indemnification provision included in this Agreement; and

                  (2) Hull All risk Insurance including War Risk Insurance, and such policy shall include a waiver of subrogation in favor of the Marketing Carrier, and shall specifically ensure the indemnification provision included in this Agreement; and

                  (3) Worker's Compensation and Employer's Liability Insurance, or such other similar insurance carried outside of the United States, in accordance with statutory limits.

             (b) The Operating Carrier shall provide the Marketing Carrier with certificates of insurance evidencing said coverage. The certificates shall indicate that the above coverage shall not be cancelled or materially altered without thirty (30) days' advance written notice to the Marketing Carrier. Notice with respect to war and allied perils coverage being seven (7) days, or such lesser period as is or may be available, in accor dance with policy conditions.

     18.4. The party issuing the ticket and whose flight number is noted on the ticket is liable for and shall indemnify the other party for any costs, damages or expenses resulting from any failure by the first mentioned party to enforce visa and passport require ments for its passengers or any refusal of entry of its passengers.

     18.5. In the event that a ticket issued by WestPac to a passenger of a Codeshare Flight operated by Frontier shall fail to be issued in such format or shall fail to contain such wording as shall enable Frontier to have the benefit of any limitations of liability as provided by the Warsaw Convention or any other Convention otherwise applicable to Frontier, then WestPac shall defend, indemnify and hold harmless Frontier, its officers, directors, affiliates, employees, agents and representatives from and against any and all damages, claims, judgments and costs whatsoever incurred as a result of such failure.

     18.6. In the event a ticket issued by Frontier to a passenger of a Codeshare Flight operated by WestPac shall fail to be issued in such format or shall fail to contain such wording as shall enable WestPac to have the benefit of any limitations of liability as provided by the Warsaw convention or any other Convention otherwise applicable to WestPac, then Frontier shall defend, indemnify and hold harmless WestPac, its officers, directors, affiliates, employees, agents and representatives from and against any and all damages, claims, judgments and costs whatsoever incurred as a result of such failure.

     19.0.   TERM
             ----

     19.1. This Agreement shall become effective as of the date hereof and shall continue thereafter until December 31, 1997, or such later date as the parties may agree in writing provided, in the event the Merger Agreement does not close for any reason other than because the condition set forth in Section 6.3(i) of the Merger Agreement is not fulfilled, this Agreement may be terminated at any time upon sixty (60) days prior written notice by either party to the other. This Agreement will not be implemented until the receipt of all necessary Government and other approvals.

     20.0.   DEFAULT
             -------

     20.1. In the event either party hereto shall become insolvent, liquidate or cease paying its debts as they mature or shall make an assignment for the benefit of creditors, or shall file for protection from its creditors under any applicable laws relating to bankruptcy or insolvency or a trustee or receiver or liquidator shall be appointed for such party ("Defaulting Party") or a substantial part of its property, or bankruptcy, liquidation, insolvency or similar proceedings shall be instituted by or against the Defaulting Party under the laws of any jurisdiction, or in the event either party ceases to be in business of providing passenger air transportation, or if either party's authority to engage in air transportation is suspended, revoked, modified or amended in a material way, and in each and every such case the other party at its option may immediately terminate this Agreement upon Notice to the other party. In the event that either party shall materially breach any of the terms, covenants, conditions of this Agreement, including the material terms of the Procedures Manual, the other party may give written notice of such breach and, in the event such breach is not cured within thirty (30) days of the giving of such notice, the other party shall have the option to terminate this Agreement forthwith by further written notice to the party in breach, without prejudice to any rights or remedies which the other party may have.

     21.0.   APPLICABLE LAW AND DISPUTE SETTLEMENT
             -------------------------------------

     21.1. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     21.2. Without prejudice to each parties' rights as set forth in the Agreement, in the event of any dispute concerning the interpretation and application of this Agreement or concerning any rights or obligations based upon, arising from, or related to this Agreement, the Parties shall enter promptly into negotiations and each party shall in good faith take all practical measures to achieve a prompt settlement. If in such negotiations, the parties are unable to resolve the dispute within ten (10) business days of the commencement thereof, such dispute will be resolved by binding arbitration to be held in Denver, Colorado in accordance with the rules of the American Arbitration Association or such other entity which may be agreed upon by the parties.

     22.0.   GOVERNMENTAL AND REGULATORY APPROVALS
             -------------------------------------

     22.1. The parties shall use diligence and all commercially reasonable efforts to cooperate with each other to obtain approval which may be necessary from any government authority in the United States.

     23.0.   FORCE MAJEURE
             -------------

     23.1. Neither party shall be liable for any loss, injury, damage or delay whatsoever resulting, directly or indirectly from one or more of the following occurrences: a force majeure, act of God, seizure under legal process, governmental sanctions, quaran tine restrictions, fire, fog, flood, or other weather related reason, failure or refusal on the part of any government or govern mental agency to grant or issue approvals, clearances, exemptions, permits or operating authority, or rescission or revocation thereof by any government or governmental agency, damage to or destruction of aircraft or other flight equipment, mechanical difficulties or breakdowns, unavailability of fuel, riot or civil commotion, strikes, lock-outs or labor disputes, war, or any other acts, matters or things whether or not of a similar nature which are beyond the control of either party. Either party will be relieved from its duties and obligations under this Agreement only for such period of time that the effect of any such occurrence precludes the party's performance.

     23.0.   NOTICES
             -------

     23.1. All notices to be provided under this Agreement shall be either personally delivered or sent by prepaid registered mail, telex, or telefax to the parties hereto at the following addresses:

             (a) If to Frontier to the attention of

                 FRONTIER AIRLINES, INC.
                 12015 East 46th Avenue
                 Denver, Colorado 80239
                 Attn:  Chief Executive Officer

             (b) If to WestPac to the attention of

                 WESTERN PACIFIC AIRLINES, INC.
                 2864 South Circle Drive
                 Suite 1100
                 Colorado Springs, CO 80906
                 Attn:  Chief Executive Officer

             (c) or, in each case, to such other
                 person and place as WestPac or
                 Frontier furnish to the other
                 party in writing.


     25.0.   REPRESENTATIONS AND WARRANTIES
             ------------------------------

     25.1. Each party hereto represents and warrants to the other that (a) it is a duly incorporated and validly existing corporation in good standing; (b) it is an air carrier duly authorized to engage in air transportation; (c) it has the requisite corporate power and authority to enter into and perform its obligations under this agreement; (d) the execution and delivery of, and the perform ance by it of its obligations under this Agreement have been duly authorized by all necessary corporate action; (e) assuming the Agreement is duly executed by both parties it is a valid and binding obligation of it, enforceable by its terms except as enforceability may be limited by the effect of bankruptcy, insolvency or other similar laws affecting creditors' rights generally and the application of general principles of equity and public policy; and (f) neither the execution nor delivery of this document will conflict with or contravene any law or judgement applicable to it or any terms of its certificate of incorporation, bylaws, or any other governing document, or conflict with, result in a material breach of or constitute a material default under any agreements to which it is a party.


     26.0.   ANNEXES AND CAPTIONS
             --------------------

     26.1. The Exhibit to this Agreement is an integral part of and has the same force and effect as if fully incorporated into the body of this Agreement.

     26.2. The captions and section headings used in this Agreement are for convenience only, and may not be used in inter preting the Agreement.

     27.0.   ASSIGNMENT
             ----------

     27.1. Neither party may assign, or otherwise convey this Agreement or any of its rights, or delegate or subcontract any of its duties under this agreement, without the prior written consent of the other party.

     28.0.   ENTIRE AGREEMENT; AMENDMENTS
             ----------------------------

     28.1. This Agreement contains the entire agreement between the parties relating to its subject matter, and supersedes any prior understandings or agreements between the parties regarding the same subject matter. This Agreement may not be amended or modified except in writing signed by a duly authorized representative of each party.

     29.0.   SEVERABILITY
             ------------

     22.1. Except as otherwise provided in this Agreement, if any indication is received in writing by either party from any compe tent authority to the effect that any part of this Agreement contravenes any Applicable Law and cannot qualify for a clearance or exemption, or if any part of this Agreement is, or will become, or will be declared illegal or unenforceable in any jurisdiction for any reason (including both by reason of legislation or by reason of the decision of any competent authority), such part will be severed from this agreement in the jurisdiction in question and such contravention, illegality, invalidity or unenforceability will not in any way prejudice or affect the remaining parts of this Agreement which will continue in full force and effect.

     30.0.   RELATIONSHIP OF THE PARTIES
             ---------------------------

     30.1. This Agreement is non-exclusive and does not preclude either party from entering into or maintaining marketing relation ships, including code-sharing, with other airlines, except as to the specific route(s) identified in
                              ------
Exhibit A which the parties may only jointly promote and operate as cooperative services in accordance with this Agreement.

     30.2. Each party is engaged and will be acting strictly as an independent contractor in its own separate business in performing this Agreement. Each party retains complete and exclusive control over its personnel and operations and the conduct of its business. Neither party nor its officers, employees or agents may in any manner make any representation or take any action which may give rise to the existence of any employment, agency, partnership, fiduciary duty or other like relationship between the parties. The employees, agents and independent contractors of each party are and will remain employees, agents and independent contractors of such party for all purposes, and under no circum stances will be deemed to be employees, agents or independent contractors of the other party. neither party will have super visory power or control over any employees, agents or independent contractors employed or engaged by the other party (except that the Operating Carrier will have supervisory control over all passengers during any Codeshare Flight, including any employee, agents or contractors of the Marketing Carrier who are on board any such flight).

     31.0.   TIME
             ----

     31.1. Time is of the essence in the performance o the obligations of this Agreement.

     32.0.   FURTHER ASSURANCES
             ------------------

     32.1. Each party will do and perform such further acts and execute and deliver such further instruments and documents at such party's expense, as may be required by Applicable Law or as may be reasonably requested by the other party to carry out and effectuate the purposes of this Agreement.

     33.0.   COUNTERPARTS
             ------------

     33.1. This Agreement may be executed and delivered by the parties in separate and identical counterparts, each of which when so executed and delivered will be an original, but all of which taken together will constitute one and the same instrument.



                            SIGNATURES ON NEXT PAGE

     IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date indicated in the preamble.


WESTERN PACIFIC AIRLINES, INC.      FRONTIER AIRLINES, INC.



By:__________________________       By:____________________________
   Name:                               Name:
   Title:                              Title:

                                   EXHIBIT A


                          LIST OF CODESHARE CITY PAIRS



               W7*                              F9*
               ---                              ---

             DEN-ABQ                          DEN-ABQ
             DEN-BMI                          DEN-BMI
             DEN-ELP                          DEN-ELP
             DEN-MDW                          DEN-MDW
             DEN-LAS                          DEN-LAS
             DEN-LAX                          DEN-LAX
             DEN-MSP                          DEN-MSP
             DEN-OMA                          DEN-OMA
             DEN-PHX                          DEN-PHX
             DEN-STL                          DEN-STL
             DEN-SLC                          DEN-SLC
             DEN-SAN                          DEN-SAN
             DEN-SFO                          DEN-SFO
             DEN-SEA                          DEN-SEA
             DEN-ATL                          DEN-ATL
             DEN-CPR                          DEN-CPR
             DEN-CYS                          DEN-CYS
             DEN-DFW                          DEN-DFW
             DEN-GJT                          DEN-GJT
             DEN-IAH                          DEN-IAH
             DEN-MCI                          DEN-MCI
             DEN-EWR                          DEN-EWR
             DEN-OKC                          DEN-OKC
             DEN-MCO                          DEN-MCO
             DEN-SAF                          DEN-SAF
             DEN-TUL                          DEN-TUL
             DEN-IAD                          DEN-IAD
             DEN-GUC                          DEN-GUC
             DEN-IND                          DEN-IND
             DEN-PDX                          DEN-PDX

*IMPLEMENTATION DATE:    AUGUST 1, 1997